Exhibit 99.1
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AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
--------------                     --------------------------------
William N. Hahne                   Marilynn Meek - General Info (212) 445-8451
President                          Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006                     Suzie Pileggi- Media Info (212) 445-8170

FOR IMMEDIATE RELEASE:
----------------------


                       KCS ENERGY PROVIDES DRILLING UPDATE
                       -----------------------------------

HOUSTON, TX, October 28, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced results of recent drilling activity, in addition to the ongoing Elm Grove program, which have been tested since the Company's second quarter press release.

South Texas
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     East Marshall Prospect (Goliad Co., TX): The Hoff #2 (25% Working Interest
     (WI)) has been completed in two commingled Wilcox sands at an initial rate of 8,300 thousand cubic feet gas per day (MCFPD) and 197 barrels condensate per day (BCPD). This is the first offset to the discovery well, the Hoff #1, which was completed in a Wilcox Sand at an initial rate of 5,640 MCFPD in March. Three additional infill wells are planned, along with an extensional well to test the down-dip limit of the reservoir.

     Five Mile Creek Prospect (Victoria Co., TX): The Jank #1 (35% WI) has been completed in a Wilcox interval at an initial rate of 6,890 MCFPD and 130 BCPD at 5,780 PSI flowing tubing pressure. This zone is unstimulated and is currently limited to 7,000 MCFPD until an amine unit can be installed. Additional pay was logged in an upper Wilcox Sand. This is the discovery well for the fault block in which KCS owns an average 35% WI in 850 acres. Additional drilling locations are being evaluated.

     Ray George Prospect (Bee Co., TX): The Johnston #1 (50% WI) tested two zones and operations have been suspended pending further evaluation.

     The SKA (30% WI) and the Santa Anita (45% WI) prospects have both reached total depth and are in the process of completion.

     Dickinson Field (Galveston Co., TX): The Bayou Development B #18A (100% WI) has been completed in a Frio sand at an initial rate of 2,400 MCFPD.

     Langham Creek Field (Harris Co., TX): The Josey Ranch 5 #22 (22% WI) has been completed in two Wilcox sands at an initial rate of 2,500 MCFPD. KCS' WI increases to 39% after payout of drilling costs.

Joaquin Field, East Texas
-------------------------

     Rushing #2 (74% WI): Two Travis Peak intervals have been commingled and the well is currently producing at 2,100 MCFPD. Three additional intervals have been tested and will be commingled in the near term.

     Rushing #3 (74% WI): This well is currently producing at 4,900 MCFPD from one Travis Peak interval. Three additional intervals have been tested and will be commingled in the future.

     The Hanson #7 and the Hardin Simmons #2 are both being completed. Each well is expected to test three to four Travis Peak intervals before being commingled.

Talihina Field, Oklahoma
------------------------

     Blake 1-21 (30% WI): This well was recently placed on line at 4,500 MCFPD.

     "Our drilling success continues to confirm the quality of the drilling inventory that KCS has in its core properties, including the Sawyer Canyon, Elm Grove, Joaquin and Talihina fields and our South Texas area" commented William N. Hahne, President and Chief Operating Officer.

     This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

     KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com
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